Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (file no. 333-292752) on Form S-8 of SharonAI Holdings Inc. of our report dated March 31, 2026, relating to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, which appear in this Annual Report on Form 10-K.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
March 31, 2026